Exhibit 4.3

3PEA INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR

DAN HENRY

1.                   Grant of Option. 3Pea International, Inc., a Nevada corporation (the “Company”) hereby grants, as of May 3, 2018 (“Date of Grant”), to Dan Henry (the “Optionee”) an option (the “Option”) to purchase up to one million five hundred thousand (1,500,000) shares of the Company’s common stock, $0.001 par value per share (the “Shares”), at an exercise price per share equal to $1.34 (the “Exercise Price”).

2.                   Definitions. Unless otherwise provided herein, terms used herein shall have the meanings set forth below:

(a)                 “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any successor to such Rule.

(b)                “Board” means the Company’s Board of Directors.

(c)                 “Change in Control” means shall mean the occurrence of any of the following:

i.                        The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Date of Grant owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

ii.                        During any period of three (3) consecutive years (not including any period prior to the Date of Grant) individuals who constitute the Board on the Date of Grant (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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iii.                        Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Related Entities, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Related Entities (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Date of Grant owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.                        Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)                “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of employee, director, consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of employee, director, consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of employee, director, consultant or other service provider. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(e)                 “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(f)                  “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

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3.                   Exercise Schedule. Except as otherwise provided in Sections 6 or 9 of this Agreement, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated beside the date, provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date
25% (375,000 shares)	May 3, 2019
25% (375,000 shares)	May 3, 2020
25% (375,000 shares)	May 3, 2021
25% (375,000 shares)	May 3, 2022

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void. The applicable Vesting Date shall be determined in reference to the date of execution of the offer letter between the Company and the Recipient.

4.                   Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company at the time. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Board in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.                   Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; or (c) to the extent permitted by the Board, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option [or] [(d) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares], or (e) such other consideration or in such other manner as may be determined by the Board in its absolute discretion.

6.                   Termination of Option.

(a)                 General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

i.                        immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;

ii.                        the tenth anniversary of the date as of which the Option is granted.

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(b)                 Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or (B) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right, and (ii) the Board in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date. The Board shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7.                   Transferability. Unless otherwise determined by the Board, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.                   No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9.                   Acceleration of Exercisability of Option.

(a)                 [Acceleration Upon Certain Terminations or Cancellations of Option. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.]

(b)                Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee’s Continuous Service, there is a Change in Control.

10.                No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11.                Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Nevada.

12.                Interpretation. The Optionee accepts the Option subject to all of the terms and provisions of this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement, unless shown to have been made in an arbitrary and capricious manner.

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13.                Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 1700 W Horizon Ridge Parkway, Suite 200, Henderson, NV 89012, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

14.                Section 409A.

(a)                 It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Grant Date and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Board may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Board deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)                Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

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IN WITNESS WHEREOF, the parties hereto, agree to the terms of this Agreement and acknowledge receipt as dated below.

COMPANY:

3PEA INTERNATIONAL, INC., a Nevada corporation

By: /s/ Anthony E. DePrima
Name: Anthony E. DePrima

Title: Chief Legal Officer

Agreed and Acknowledged Receipt of Agreement:

Dated: ______________________________

OPTIONEE:

By: _/s/ Dan Henry_____________________
Dan Henry

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